Exhibit 99

PRESS RELEASE

For Release:	October 29, 2020
Nasdaq:	MFNC
Contact:	Jesse A. Deering, EVP& Chief Financial Officer (248) 290-5906 /jdeering@bankmbank.com
Website:	www.bankmbank.com

MACKINAC FINANCIAL CORPORATION REPORTS 2020 THIRD quarter Results AND COVID-19 OPERATING UPDATE

Manistique, Michigan – Mackinac Financial Corporation (Nasdaq: MFNC) (“we”, or the “Corporation”) the bank holding company for mBank (“the Bank”) today announced 2020 third quarter net income of $3.32 million, or $.32 per share, compared to 2019 third quarter net income of $3.72 million, or $.35 per share. Net income for the first three quarters of 2020 was $9.83 million, or $.93 per share, compared to $10.56 million, or $.98 per share for the same period of 2019.

Total assets of the Corporation at September 30, 2020 were $1.52 billion, compared to $1.36 billion at September 30, 2019. Shareholders’ equity at September 30, 2020 totaled $166.17 million, compared to $160.17 million at September 30, 2019. Book value per share outstanding equated to $15.78 at the end of the third quarter 2020, compared to $14.91 per share outstanding a year ago. Tangible book value at quarter-end was $142.05 million, or $13.49 per share outstanding, compared to $135.38 million, or $12.60 per share outstanding at the end of the third quarter 2019.

Additional notes:

•	mBank, the Corporation’s primary asset, recorded net income of $3.70 million for the third quarter of 2020 and $10.98 million for the first nine months of 2020.

•	COVID-19 loan modifications reside at a nominal $30.2 million, or 3.1% of total loans with no commercial loans remaining in total payment deferral at September 30, 2020, down from peak levels of $201 million in the spring.

•	Core bank deposit growth has been very strong this year with an increase of approximately $175 million, or 17%, year-over-year. The vast majority of that growth has centered in transactional related accounts through our branch network outreach, and treasury management line of business.

•	Non-interest income was very solid for the third quarter, including strong secondary market mortgage fee income and gain on sale of $1.97 million and premiums on the sale of Small Business Administration (SBA) guaranteed loans of $477 thousand. Year-to-date secondary market mortgage fees are $4.02 million and SBA premiums $1.46 million. The residential mortgage pipeline resides at very robust levels and we expect sustained output from this line of business as we look to upcoming quarters.

•	Reported margin in the third quarter, which is inclusive of accretion from acquired loans that were subject to purchase accounting adjustments and some recognition of PPP loan origination fees, was 3.98%. Estimated core operating margin when adjusting for purchase accounting accretion and PPP impact is approximately 4.04%.

1

COVID-19 Operating Update

As we have reported in the past, upon the onset of the COVID-19 pandemic, management took proactive measures and moved quickly to implement protocols and adjust operations to continue to serve all constituencies. These protocols have been refined throughout the second and third quarters as the pandemic operating environment evolved within the Corporation’s respective regions. Speaking to these ongoing operational activities, President of the Corporation and President and CEO of mBank, Kelly W. George, stated, “Most of our branch lobbies reopened to the public in the second quarter and operated under enhanced safety and cleaning protocols. However, as schools went back into session in early September, we made a strategic decision to proactively return to restricted lobby access via appointment only as we felt it would promote the safest possible work environment while still servicing all of our clients through our other channels, as was the case at the onset of the pandemic. Unfortunately, though still comparatively less than much of the U.S., we have seen an uptick in Covid cases in some of our northern markets with the reopening of schools. However, the uptick in cases this fall has not stunted commerce activity in many of our northern markets and they continue to have strong tourism inflows and revenues longer into the fall than usual coming off a very busy summer. The southern part of our franchise remains stable, but given the lack of air travel and other larger gathering events, its recovery continues to be more muted than those clients in the north.”

Revenue & PPP Recognition

Total revenue of the Corporation for third quarter 2020 was $17.80 million, compared to $17.91 million for the third quarter of 2019. Total interest income for the third quarter was $14.69 million, compared to $16.03 million for the same period in 2019. The 2020 third quarter interest income included accretive yield of $420 thousand from combined credit mark accretion associated with acquisitions, compared to $404 thousand in the same period of 2019.

The third quarter 2020 interest income was also positively impacted by the recognition of a portion of the PPP loan origination fees that were deferred in accordance with the following required accounting treatment:

•	The Bank originated approximately $152 million of PPP loans in 2020.

•	The origination efforts resulted in fees earned of $5.09 million, which were deferred and initially recognized over the life of the PPP loans, which is 24 months.

•	Fee income of $2.13 million was recognized in the second quarter. This revenue was recognized per GAAP to offset $1.7 million of direct origination costs and accrete $425 thousand of the deferred fees.

•	There were remaining deferred fees of $2.97 million to start the third quarter.

•	Approximately $700 thousand of the fees were recognized in the third quarter.

•	Remaining earned but not recognized fees at September 30, 2020 were approximately $2.3 million which will be amortized over the remaining 18-months of the loan terms (approximately $130 thousand per month) or accelerated upon forgiveness of the loans by the Small Business Administration (“SBA”).

Loan Production and Portfolio Mix

Total balance sheet loans at September 30, 2020 were $1.14 billion, which is inclusive of $152.51 million of PPP loans, compared to September 30, 2019 balances of $1.06 billion. Total loans under management reside at $1.42 billion, which includes $270.32 million of service retained loans. Driven by strong consumer mortgage activity, overall traditional loan production (non-PPP) for the first nine months of 2020 was $291.62 million, compared to $289.16 million for the same period of 2019. When including PPP loans, total production was $444.13 million. Of the total production, traditional commercial loans equated to $93 million, consumer $199 million and the aforementioned $152 million of PPP. Within the consumer totals was $155 million of secondary market mortgage production.

2

New Loan Production (excluding PPP)

	Q1	Q2	Q3	2020
Upper Peninsula	$34,104	$44,721	$50,690	$129,515
Northern Lower Peninsula	17,261	46,490	42,058	105,809
Southeast Michigan	3,834	2,580	3,565	9,979
Wisconsin	11,681	14,142	15,995	41,818
Asset-Based Lending	-	-	4,500	4,500
Total	$66,880	$107,933	$116,808	$291,621

Commenting on new loan production and overall lending activities, Mr. George stated, “As can be seen from our production totals, we had a very busy third quarter, which was dominated by record mortgage production. We continue to see very good mortgage activity early in the fourth quarter, given the elongated low market offering rates for refinance activity and the high demand for properties in the UP and the Northern part of our franchise as people continue to look for more space and with remote work becoming more of a permanent part of the business culture given the pandemic. As with the rest of the industry, traditional commercial lending activities have remained slower than normal but we are seeing a gradual increase in new client requests. We continue to have a nice flow of SBA deals that have allowed us to exceed prior year income levels on the sale of the guaranteed portion of these loans thus far in 2020 and expect this focus to continue into 2021. The PPP forgiveness process remains cumbersome, though some relief was provided with a more streamlined approach for those loans less than $50,000, which impacts about 690 of our clients, or about 60% of our remaining outstanding PPP loans.”

Credit Quality and COVID-19 Loan Activity

Nonperforming loans totaled $5.41 million, or .47% (.55% excluding PPP balances) of total loans at September 30, 2020, compared to .46% of total loans at September 30, 2019. The nonperforming assets to total assets ratio resided at .48% (.53% excluding PPP balances) for the third quarter of 2020, compared to .55% for the third quarter of 2019.  Total loan delinquencies greater than 30 days resided at 1.41% (1.63% excluding PPP balances), compared to .84% in 2019.  The increase in delinquencies is tied to the maturity of a large participation loan where the lead bank was still finalizing the negotiations for an extension renewal that was not consummated by quarter end. Delinquencies would have been .56% (.64% excluding PPP balances) when omitting this single loan. COVID-19 related loan modification activity has continued its positive trend down throughout the third quarter. Currently only $30.2 million of loan balances ($27.6 million of commercial and $2.6 million of consumer) remain in some form of modification relief and we expect this downward trajectory to continue.

3

COVID-19 Loan Modifications Remaining in Deferral

(dollars in millions)

	Covid-19 Loans in Deferral	Bank Total Loans	Remaining Deferrals to Total Loans Ratio
mBank CML Loans (interest only)	$27.6	$737.7	3.74%
mBank CML Loans (deferral)	$-		0.00%
mBank Consumer Loans (deferral)	$2.6	$239.9	1.10%
Total Loans	$30.2	$977.6	309.00%

Below is an industry breakdown as a percentage of total loans of the remaining $27.6 million of COVID-19 commercial loan modifications currently in their interest only period highlighting “high impact” sectors of hotel/ tourism, retail sales and restaurant / drinking establishments. The higher risk industry credits total approximately $10.9 million and include:

•	Hotel: $8.08 million or .82% of total loans.

•	Retail: $2.43 million or .24% of total loans.

•	Restaurant/ drinking establishments: $416 thousand or .04% of loans.

The third quarter provision for loan losses was $400 thousand.  This amount was slightly increased from last quarter as a precaution given COVID-19 conditons generally, but was not due to any increase in loan loss activity or an increased risk identified within the portfolio quarter-over-quarter. The resulting Allowance for Loan Loss (“ALLL”) coverage ratio was .51% of total loans. However, the total coverage ratio (equivalent to ALLL plus remaining purchase accounting credit marks to total loans less PPP balances) is 1.04%. Management will actively refine the provision and loan reserves as client impact and broader economic data from the pandemic become more clear. The Corporation is not currently required to utilize CECL.

Commenting on overall credit risk, Mr. George stated, “The credit book has seen no signs of any systemic adverse trends and all of our COVID-19 full payment deferments for commercial loans are now expired with the remaining modifications being interest only accommodations. A very small segment of consumer loans remain in deferment as we continue to work with retail clients who have been adversely impacted for an elongated period of time within the pandemic. While certainly not clear of all headwinds, we remain cautiously optimistic in terms of overall credit performance, given further national stimulus actions are probable, and expect more clarity to evolve as to the virus spread and containment efforts. We remain ever vigilant in terms of monitoring deterioration in any isolated specific situations that could arise for a client or two where provisions could be needed in light of ongoing pandemic conditions within a particular industry that we all know can still change quickly.”

4

Margin Analysis, Funding and Liquidity

Net interest income for third quarter 2020 was $13.05 million, resulting in a Net Interest Margin (NIM) of 3.98%, compared to $13.32 million in the third quarter 2019 and a NIM of 4.39%. Core operating margin, which is net of accretion from acquired loans that were subject to purchase accounting adjustments and recognized PPP fee income, was 3.65% for the third quarter of 2020, compared to 4.39% for the same period of 2019. Items impacting margin, outside of the overall current low interest rate environment, include higher than normal cash balances as well as negative impact from the yields associated with PPP loans. On a non-GAAP basis, management currently estimates the direct negative impact of the PPP loan balances for the third quarter to be .39%. Estimated adjusted core margin for the third quarter is 4.04%.

Total bank deposits (excluding brokered deposits) have increased by $175.64 million year-over-year from $1.04 billion at September 30, 2019 to $1.21 billion at third quarter-end 2020. Total brokered deposits have also decreased and were $70.17 million at September 30, 2020, compared to $78.50 million at September 30, 2019, a decrease of 10%. The Corporation will also retire an additional $25 million of brokered deposits in the fourth quarter of 2020. FHLB (Federal Home Loan Bank) borrowings have also decreased roughly 10% year-over-year from $70.1 million to $63.5 million with further maturities expected to be paid off in both the first and second quarters of 2021. The Corporation utilized the Payroll Protection Program Liquidity Facility (PPPLF) to fund a portion of the PPP loan originations but has no balance on this facility as of September 30, 2020. Overall access to short-term functional liquidity remains very strong through multiple sources.

Mr. George stated, “We are very pleased with our organic efforts in terms of 17% core deposit growth this year within the more challenging pandemic environment. This is also reflective on the strong commerce activity many of our retail and tourism related clients had over the summer and into the fall and the cash buildup. We had also put some conservative measures in place at the onset of the pandemic to ensure funds availability given the large unknowns, but those wholesale funding sources were short-term in nature and have since been repaid in full. Like many banks, we remain flush with liquidity with stunted commercial loan demand given the pandemic and limited prudent investment opportunities in light of market rates, both of which have continued to compress our margin.”

Noninterest Income / Expense

Third quarter 2020 noninterest income was $3.12 million, compared to $1.88 million for the same period of 2019. The significant year-over-year improvement is mainly a combination of the secondary market mortgage and SBA sales. The SBA 7A sales were not inclusive of any PPP loan fees, all of which are recognized through interest income. Noninterest expense for the third quarter of 2020 was $11.56 million, compared to $10.44 million for the same period of 2019. Specific items associated with COVID-19 equated to $81 thousand relating to compensation for retail centric employees. As Management expected, expenses (excluding the COVID-19 related expenses) normalized in the third quarter to $11.48 million.

5

Assets and Capital

Total assets of the Corporation at September 30, 2020 were $1.52 billion, compared to $1.36 billion at September 30, 2019. Shareholders’ equity at September 30, 2020 totaled $166.17 million, compared to $160.17 million at September 30, 2019. Book value per share outstanding equated to $15.78 at the end of the third quarter 2020, compared to $14.91 per share outstanding a year ago. Tangible book value at quarter-end was $142.05 million, or $13.49 per share outstanding, compared to $135.38 million, or $12.60 per share outstanding at the end of the third quarter 2019.

Both the Corporation and the Bank are “well-capitalized” with total risk-based capital to risk-weighted assets of 14.49% at the Corporation and 14.16% at the Bank and tier 1 capital to total tier 1 average assets (the “leverage ratio”) at the Corporation of 9.20% and at the Bank of 9.00%. The leverage ratio is calculated inclusive of PPP loan balances. The Corporation is monitoring the impact of the recent pandemic-associated market volatility on its Goodwill asset. The Corporation continues to conduct Goodwill impairment analysis to confirm the value of this intangible asset as market events unfold.

Paul D. Tobias, Chairman and Chief Executive Officer of the Corporation and Chairman of mBank concluded, “Even with the continued impact of COVID-19 on our economy and the likely challenges ahead for all banking institutions, we remain very optimistic about the future of the company and our ability to create value for our shareholders. In the face of some pretty significant economic headwinds thus far in 2020, we have been able to maintain solid earnings while adjusting to a new working environment and continuing to meet the needs of our valued clients. While we are anxious to get back to a normal operating environment, we are committed to doing whatever is necessary to protect the safety of our employees and clients as we work through the pandemic.”

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $1.5 billion and whose common stock is traded on the NASDAQ stock market as “MFNC.” The principal subsidiary of the Corporation is mBank. Headquartered in Manistique, Michigan, mBank has 29 branch locations; eleven in the Upper Peninsula, ten in the Northern Lower Peninsula, one in Oakland County, Michigan, and seven in Northern Wisconsin. The Corporation’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements

This release contains certain forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include among others: the effects of the COVID-19 pandemic, particularly potentially negative effects on our customers, borrowers, third party service providers and our liquidity; changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Corporation with the Securities and Exchange Commission. These and other factors may cause decisions and actual results to differ materially from current expectations. Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

6

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

	As of and For the	As of and For the	As of and For the
	Period Ending	Year Ending	Period Ending
	September 30,	December 31,	September 30,
(Dollars in thousands, except per share data)	2020	2019	2019
	(Unaudited)		(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$1,522,917	$1,320,069	$1,355,383
Loans	1,144,325	1,058,776	1,059,942
Investment securities	106,830	107,972	107,091
Deposits	1,280,887	1,075,677	1,113,579
Borrowings	63,505	64,551	70,079
Shareholders' equity	166,168	161,919	160,165

Selected Statements of Income Data (nine months and year ended)
Net interest income	$40,907	$53,907	$40,557
Income before taxes	12,442	17,710	13,361
Net income	9,829	13,850	10,555
Income per common share - Basic	.93	1.29	.98
Income per common share - Diluted	.93	1.29	.98
Weighted average shares outstanding - Basic	10,594,824	10,737,653	10,733,926
Weighted average shares outstanding- Diluted	10,599,035	10,757,507	10,744,119

Three Months Ended:
Net interest income	$13,052	$13,350	$13,324
Income before taxes	4,207	4,350	4,708
Net income	3,324	3,296	3,719
Income per common share - Basic	.32	.31	.35
Income per common share - Diluted	.32	.31	.35
Weighted average shares outstanding - Basic	10,533,589	10,748,712	10,740,712
Weighted average shares outstanding- Diluted	10,473,827	10,768,841	10,752,178

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	4.35%	4.57%	4.61%
Efficiency ratio	72.55	69.10	68.81
Return on average assets	.90	1.04	1.06
Return on average equity	8.03	8.78	9.01

Average total assets	$1,452,306	$1,332,882	$1,333,734
Average total shareholders' equity	163,521	157,831	156,565
Average loans to average deposits ratio	94.18%	95.03%	93.91%

Common Share Data at end of period:
Market price per common share	$9.65	$17.56	$15.46
Book value per common share	15.78	15.06	14.91
Tangible book value per share	13.49	12.77	12.60
Dividends paid per share, annualized	.56	.52	.52
Common shares outstanding	10,533,589	10,748,712	10,740,712

Other Data at end of period:
Allowance for loan losses	$5,832	$5,308	$5,308
Non-performing assets	$7,265	$7,377	$7,473
Allowance for loan losses to total loans	.51%	.49%	.50%
Non-performing assets to total assets	.48%	.56%	.55%
Texas ratio	4.91%	4.41%	5.31%

Number of:
Branch locations	29	29	29
FTE Employees	319	304	301

7

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,	September 30,
	2020	2019	2019
	(Unaudited)		(Unaudited)
ASSETS

Cash and due from banks	$173,693	$49,794	$66,722
Federal funds sold	76	32	16,202
Cash and cash equivalents	173,769	49,826	82,924

Interest-bearing deposits in other financial institutions	5,367	10,295	11,275
Securities available for sale	106,830	107,972	107,091
Federal Home Loan Bank stock	4,924	4,924	4,924

Loans:
Commercial	865,726	765,524	752,715
Mortgage	259,024	272,014	287,013
Consumer	19,575	21,238	20,214
Total Loans	1,144,325	1,058,776	1,059,942
Allowance for loan losses	(5,832)	(5,308)	(5,308)
Net loans	1,138,493	1,053,468	1,054,634

Premises and equipment	25,754	23,608	23,709
Other real estate held for sale	1,851	2,194	2,618
Deferred tax asset	1,758	3,732	4,599
Deposit based intangibles	4,537	5,043	5,212
Goodwill	19,574	19,574	19,574
Other assets	40,060	39,433	38,823

TOTAL ASSETS	$1,522,917	$1,320,069	$1,355,383

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest bearing deposits	$432,390	$287,611	$285,887
NOW, money market, interest checking	417,508	373,165	375,267
Savings	129,633	109,548	110,455
CDs<$250,000	215,531	233,956	250,506
CDs>$250,000	15,654	12,775	12,964
Brokered	70,171	58,622	78,500
Total deposits	1,280,887	1,075,677	1,113,579

Federal funds purchased	—	6,225	—
Borrowings	63,505	64,551	70,079
Other liabilities	12,357	11,697	11,560
Total liabilities	1,356,749	1,158,150	1,195,218

SHAREHOLDERS’ EQUITY:
Common stock and additional paid in capital - No par value Authorized - 18,000,000 shares Issued and outstanding - 10,533,589; 10,748,712 and 10,740,712 respectively	127,426	129,564	129,292
Retained earnings	37,144	31,740	29,949
Accumulated other comprehensive income (loss)
Unrealized (losses) gains on available for sale securities	2,008	1,025	1,142
Minimum pension liability	(410)	(410)	(218)
Total shareholders’ equity	166,168	161,919	160,165

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,522,917	$1,320,069	$1,355,383

8

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$13,853	$14,829	$44,014	$45,010
Tax-exempt	47	45	176	134
Interest on securities:
Taxable	520	675	1,700	2,058
Tax-exempt	150	78	390	261
Other interest income	118	403	514	1,155
Total interest income	14,688	16,030	46,794	48,618

INTEREST EXPENSE:
Deposits	1,353	2,464	4,986	7,333
Borrowings	283	242	901	728
Total interest expense	1,636	2,706	5,887	8,061

Net interest income	13,052	13,324	40,907	40,557
Provision for loan losses	400	50	600	350
Net interest income after provision for loan losses	12,652	13,274	40,307	40,207

OTHER INCOME:
Deposit service fees	260	383	900	1,197
Income from loans sold on the secondary market	1,968	586	4,018	1,253
SBA/USDA loan sale gains	477	496	1,460	650
Mortgage servicing amortization	247	238	640	486
Net security gains	-	-	-	-
Other	164	175	402	519
Total other income	3,116	1,878	7,420	4,105

OTHER EXPENSE:
Salaries and employee benefits	6,487	5,669	19,547	16,615
Occupancy	1,163	987	3,295	3,072
Furniture and equipment	846	768	2,452	2,209
Data processing	801	785	2,478	2,202
Advertising	168	203	692	726
Professional service fees	474	536	1,546	1,517
Loan origination expenses and deposit and card related fees	413	314	1,200	677
Writedowns and losses on other real estate held for sale	(20)	(24)	13	77
FDIC insurance assessment	135	(141)	450	70
Communications expense	248	221	685	681
Transaction related expenses	-	-	-	-
Other	846	1,126	2,927	3,105
Total other expenses	11,561	10,444	35,285	30,951

Income before provision for income taxes	4,207	4,708	12,442	13,361
Provision for income taxes	883	989	2,613	2,806

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$3,324	$3,719	$9,829	$10,555

INCOME PER COMMON SHARE:
Basic	$.32	$.35	$.93	$.98
Diluted	$.32	$.35	$.93	$.98

9

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

LOAN PORTFOLIO AND CREDIT QUALITY

(Dollars in thousands)

Loan Portfolio Balances (at end of period):

	September 30,	December 31,	September 30,
	2020	2019	2019
	(Unaudited)	(Audited)	(Unaudited)
Commercial Loans:
Real estate - operators of nonresidential buildings	$136,372	$141,965	$142,176
Hospitality and tourism	100,524	97,721	94,143
Lessors of residential buildings	49,694	51,085	50,891
Gasoline stations and convenience stores	27,965	27,176	24,917
Logging	21,487	22,136	22,725
Commercial construction	39,162	40,107	34,511
Other	490,522	385,334	383,352
Total Commercial Loans	865,726	765,524	752,715

1-4 family residential real estate	237,336	253,918	268,333
Consumer	19,575	21,238	20,214
Consumer construction	21,688	18,096	18,680

Total Loans	$1,144,325	$1,058,776	$1,059,942

Credit Quality (at end of period):

	September 30,	December 31,	September 30,
	2020	2019	2019
	(Unaudited)	(Audited)	(Unaudited)
Nonperforming Assets :
Nonaccrual loans	$5,414	$5,172	$4,844
Loans past due 90 days or more	-	11	11
Restructured loans	-	-	-
Total nonperforming loans	5,414	5,183	4,855
Other real estate owned	1,851	2,194	2,618
Total nonperforming assets	$7,265	$7,377	$7,473
Nonperforming loans as a % of loans	.47%	.49%	.46%
Nonperforming assets as a % of assets	.48%	.56%	.55%
Reserve for Loan Losses:
At period end	$5,832	$5,308	$5,308
As a % of outstanding loans	.51%	.50%	.50%
As a % of nonperforming loans	107.72%	102.41%	109.33%
As a % of nonaccrual loans	107.72%	102.63%	109.58%
Texas Ratio	4.91%	4.41%	5.31%

Charge-off Information (year to date):
Average loans	$1,116,617	$1,047,439	$1,041,991
Net charge-offs (recoveries)	$76	$260	$225
Charge-offs as a % of average
loans, annualized	.01%	.02%	.03%

10

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES QUARTERLY FINANCIAL HIGHLIGHTS

	QUARTER ENDED
	(Unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
BALANCE SHEET (Dollars in thousands)

Total loans	$1,144,325	$1,153,790	$1,044,177	$1,058,776	$1,059,942
Allowance for loan losses	(5,832)	(5,355)	(5,292)	(5,308)	(5,308)
Total loans, net	1,138,493	1,148,435	1,038,885	1,053,468	1,054,634
Total assets	1,522,917	1,518,473	1,356,381	1,320,069	1,355,383
Core deposits	1,195,062	1,122,582	984,936	1,004,280	1,022,115
Noncore deposits	85,825	104,970	110,445	71,397	91,464
Total deposits	1,280,887	1,227,552	1,095,381	1,075,677	1,113,579
Total borrowings	63,505	114,466	67,120	64,551	70,079
Total shareholders' equity	166,168	164,157	160,060	161,919	160,165
Total tangible equity	142,057	139,877	135,612	137,302	135,379
Total shares outstanding	10,533,589	10,533,589	10,533,589	10,748,712	10,740,712
Weighted average shares outstanding	10,533,589	10,533,589	10,717,967	10,748,712	10,740,712

AVERAGE BALANCES (Dollars in thousands)

Assets	$1,536,128	$1,501,423	$1,321,134	$1,347,916	$1,354,220
Earning assets	1,303,102	1,290,012	1,171,551	1,205,241	1,204,782
Loans	1,154,670	1,147,620	1,047,144	1,081,294	1,065,337
Noninterest bearing deposits	422,134	346,180	284,677	283,259	284,354
Deposits	1,269,658	1,211,694	1,076,206	1,080,359	1,124,433
Equity	165,450	161,811	162,661	161,588	159,453

INCOME STATEMENT (Dollars in thousands)

Net interest income	$13,052	$14,458	$13,397	$13,350	$13,324
Provision for loan losses	400	100	100	35	50
Net interest income after provision	12,652	14,358	13,297	13,315	13,274
Total noninterest income	3,116	2,367	1,937	1,848	1,878
Total noninterest expense	11,561	12,352	11,372	10,813	10,444
Income before taxes	4,207	4,373	3,862	4,350	4,708
Provision for income taxes	883	919	811	1,054	989
Net income available to common shareholders	$3,324	$3,454	$3,051	$3,296	$3,719
Income pre-tax, pre-provision	$3,724	$4,473	$3,962	$4,385	$4,758

PER SHARE DATA

Earnings per common share	$.32	$.33	$.28	$.31	$.35
Book value per common share	15.78	15.58	15.20	15.06	14.91
Tangible book value per share	13.49	13.28	12.87	12.77	12.60
Market value, closing price	9.65	10.37	10.45	17.56	15.46
Dividends per share	.14	.14	.14	.14	.14

ASSET QUALITY RATIOS

Nonperforming loans/total loans	.47%	.53%	.61%	.49%	.46%
Nonperforming assets/total assets	.48	.55	.64	.56	.55
Allowance for loan losses/total loans	.51	.46	.51	.50	.50
Allowance for loan losses/nonperforming loans	107.72	87.44	82.48	102.41	109.33
Texas ratio	4.91	4.22	6.13	4.41	5.31

PROFITABILITY RATIOS

Return on average assets	.86%	.93%	.93%	.97%	1.09%
Return on average equity	7.99	8.58	7.54	8.09	9.25
Net interest margin	3.98	4.51	4.60	4.39	4.39
Average loans/average deposits	90.94	94.71	97.30	100.09	94.74

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	9.20%	9.45%	10.20%	10.09%	9.81%
Tier 1 capital to risk weighted assets	13.91	13.27	12.89	12.71	12.39
Total capital to risk weighted assets	14.49	13.79	13.41	13.22	12.90
Average equity/average assets (for the quarter)	10.77	10.78	12.31	11.99	11.77

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